Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Equity Incentive Plan, the 2007 Non-Employee Directors’ Stock Option Plan, the 2007 Equity Incentive Plan, and the 2007 Employee Stock Purchase Plan of ARYx Therapeutics, Inc. of our report dated July 16, 2007, (except for the second paragraph of Note 1 and for Note 12, as which date is October 22, 2007), with respect to the consolidated financial statements of ARYx Therapeutics, Inc. for the year ended December 31, 2006, included in ARYx Therapeutics, Inc.’s Registration Statement on Form S-1 (No. 333-145813) with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Palo Alto, California, USA

November 13, 2007